As filed with the Securities and Exchange Commission on March 15, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUNSHINE HEART, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0533453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12988 Valley View Road Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

Sunshine Heart, Inc. Second Amended and Restated 2011 Equity Incentive Plan

Sunshine Heart, Inc. 2013 Non-Employee Directors’ Equity Incentive Plan

Sunshine Heart, Inc. New-Hire Equity Incentive Plan

(Full title of the plan)

John L. Erb

Chief Executive Officer

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

(952) 345-4200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Phillip D. Torrence, Esq.

Honigman Miller Schwartz and Cohn LLP

350 East Michigan Avenue, Suite 300

Kalamazoo, MI 49007

(269) 337-7702

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	1,239,778	$0.75	$929,833.50	$93.64
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Plans (as defined below) by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Capital Market on March 9, 2016, a date within five business days prior to the date of filing of this Registration Statement, for: (i) shares reserved for future grant pursuant to the Registrant’s Second Amended and Restated 2011 Equity Incentive Plan (the “2011 EIP”); (ii) shares reserved for future grant pursuant to the Registrant’s 2013 Non-Employee Directors’ Equity Incentive Plan (the “Directors’ EIP”); and (iii) shares reserved for future grant pursuant to the Registrant’s New-Hire Equity Incentive Plan (the “New-Hire Plan”; and collectively, with the 2011 EIP and the Directors’ EIP, the “Plans”).

Securities	Number of Shares		Offering Price Per Share	Aggregate Offering Price
Shares reserved for future grant under the 2011 EIP	887,129	(3)	$0.75	$665,346.75
Shares reserved for future grant under the Directors’ EIP	202,649	(4)	$0.75	$151,986.75
Shares reserved for future grant under the New-Hire Plan	150,000	(5)	$0.75	$112,500.00
Proposed Maximum Offering Price				$929,833.50

(3)

The 887,129 shares consist of (i) 788,063 shares that were automatically added to the shares authorized for issuance under the 2011 EIP on January 1, 2016 pursuant to an “evergreen” provision contained in the 2011 EIP and (ii) 99,066 shares returned to the 2011 EIP share reserve as a result of shares being partially withheld by the Registrant to cover tax withholding obligations at the time of Common Stock grants or vesting of restricted stock unit grants, in accordance with the provisions of the 2011 EIP. Pursuant to the 2011 EIP, for a period of five (5) years commencing on January 1, 2013 and ending on (and including) January 1, 2017, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards will automatically adjust on each January 1 so that it will equal (i) thirteen percent (13%) of the fully diluted shares as of the immediately preceding December 31, reduced by (ii) the number of shares of Common Stock issuable upon exercise of outstanding options under the Sunshine Heart, Inc. Amended and Restated 2002 Stock Plan.

(4)

The 202,649 shares consist of 202,649 shares that were automatically added to the shares authorized for issuance under the Directors’ EIP on January 1, 2016 pursuant to an “evergreen” provision contained in the Directors’ EIP. Pursuant to the Directors’ EIP, the share reserve under the Directors’ EIP will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, to an amount equal to two percent (2%) of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board of Directors may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur.

(5)

The 150,000 shares consist of 150,000 shares reserved for future grant under the New-Hire Plan pursuant to a Third Amendment to the New-Hire Plan that was approved by the Registrant’s Board of Directors on February 18, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional (i) 887,129 shares reserved for future grant pursuant to the Registrant’s Second Amended and Restated 2011 Equity Incentive Plan, (ii) 202,649 shares reserved for future grant pursuant to the Registrant’s 2013 Non-Employee Directors’ Equity Incentive Plan and (iii) 150,000 shares reserved for future grant pursuant to the Registrant’s New-Hire Equity Incentive Plan.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENTS ON FORM S-8

The contents of the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on September 14, 2012 (File No. 333-183925), May 30, 2013 (File No. 333-188935), August 9, 2013 (File No. 333-190499), March 18, 2014 (File No. 333-194642), and March 20, 2015 (File No. 333-202904) are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents By Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)                                              The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 15, 2016;

(b)                                              The Registrant’s Current Report on Form 8-K filed with the Commission on March 2, 2016;

(c)                                               The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our definitive Proxy Statement for the Annual Meeting of Stockholders to be held on May 26, 2016, to be filed with the Commission within 120 days after the end of the fiscal year covered by the Annual Report on Form 10-K for the year ended December 31, 2015;

(d)                                              The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10 (File No. 001-35312) filed pursuant to Section 12(b) on September 30, 2011 and all amendments thereto; and

(e)                                               The description of the Registrant’s Series A Junior Participating Preferred Stock, par value $0.0001 per share, in the Registration Statement on Form 8-A (File No. 001-35312) filed with the Commission on June 14, 2013.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 8.                                 Exhibits.

The Exhibit Index attached to this Registration Statement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on March 15, 2016.

SUNSHINE HEART, INC.

By:	/s/ CLAUDIA DRAYTON
Name:	Claudia Drayton
Title:	Chief Financial Officer

We, the undersigned officers and directors of Sunshine Heart, Inc., hereby constitute John L. Erb and Claudia Drayton, as the true and lawful attorneys with full power to them, and each of them singly to sign for us and in our names, in the capacities indicated below the Registration Statement filed herewith and any amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sunshine Heart, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JOHN L. ERB	President, CEO and Chairman	March 15, 2016
John L. Erb	(principal executive officer)

/s/ CLAUDIA DRAYTON	Chief Financial Officer	March 15, 2016
Claudia Drayton	(principal financial and accounting officer)

/s/ PAUL R. BUCKMAN	Director	March 15, 2016
Paul R. Buckman

/s/ JON W. SALVESON	Director	March 15, 2016
Jon W. Salveson

/s/ GREGORY D. WALLER	Director	March 15, 2016
Gregory D. Waller

/s/ WARREN S. WATSON	Director	March 15, 2016
Warren S. Watson

EXHIBIT INDEX

		Incorporated By Reference
Exhibit Number	Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewith

4.1	Certificate of Incorporation, as amended	10	001-35312	February 1, 2012	3.1

4.2	Form of Certificate of Designations of Series A Junior Participating Preferred Stock	8-K	001-35312	June 14, 2013	3.1

4.3	Amended and Restated Bylaws	10	001-35312	September 30, 2011	3.2

4.4	Rights Agreement dated June 14, 2013 by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent	8-K	001-35312	June 14, 2013	4.1

4.5	Warrant to Purchase Stock, dated February 18, 2015, issued to Silicon Valley Bank	8-K	001-35312	February 19, 2015	4.1

4.6	Warrant to Purchase Stock, dated February 18, 2015, issued to Life Science Loans, LLC	8-K	001-35312	February 19, 2015	4.2

5.1	Opinion of Honigman Miller Schwartz Cohn LLP					X

23.1	Consent of Ernst & Young LLP					X

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement)					X

24.1	Power of Attorney (included with signatures)					X

99.1	Second Amended and Restated 2011 Equity Incentive Plan, as amended	14A	001-35312	July 27, 2012	App. A

99.2	Form of Stock Option Grant Notice and Option Agreement for 2011 Equity Incentive Plan	10	001-35312	September 30, 2011	10.5

99.3	Form of Stock Option Grant Notice and Option Agreement (Senior Management) for 2011 Equity Incentive Plan	10	001-35312	September 30, 2011	10.6

99.4	Form of Stock Option Grant Notice and Option Agreement (Director) for 2011 Equity Incentive Plan	8-K	001-35312	September 18, 2012	10.1

99.5	Form of Stock Grant Notice and Award Agreement for 2011 Equity Incentive Plan	8-K	001-35312	September 10, 2013	10.1

		Incorporated By Reference
Exhibit Number	Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewith

99.6	Form of Restricted Stock Unit Grant Notice and Agreement for 2011 Equity Incentive Plan	8-K	001-35312	September 10, 2013	10.2

99.7	2013 Non-Employee Directors’ Equity Incentive Plan	14A	001-35312	April 5, 2013	App. A

99.8	Form of Stock Option Grant Notice and Option Agreement for 2013 Non-Employee Directors’ Equity Incentive Plan	10-K	001-35312	March 20, 2015	10.10

99.9	Form of Restricted Stock Unit Award Grant Notice and Agreement for 2013 Non-Employee Directors’ Equity Incentive Plan	10-K	001-35312	March 20, 2015	10.11

99.10	New-Hire Equity Incentive Plan	10-Q	001-35312	August 8, 2013	10.1

99.11	First Amendment to New-Hire Equity Incentive Plan	10-Q	001-35312	November 12, 2013	10.1

99.12	Second Amendment to New-Hire Equity Incentive Plan	S-8	333-202904	March 20, 2015	99.12

99.13	Third Amendment to New-Hire Equity Incentive Plan					X

99.14	Form of Stock Option Grant Notice and Option Agreement for New-Hire Equity Incentive Plan	10-K	001-35312	March 20, 2015	10.14